Webb & Company, P.A. Certified Public Accountants

May 14, 2008

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

RE:China Growth Development Inc. (f/k/a Teeka Tan Products, Inc.)

File Ref. No. 333-109548

We have read the statements of China Growth Development, Inc. (f/k/a Teeka Tan Products, Inc.) pertaining to our firm included under Item 4.01 of Form 8-K dated May 14, 2008 and agree with such statements as they pertain to our firm.

Regards,

/S/ WEBB & COMPANY, P.A.

WEBB & COMPANY, P.A.
 Certified Public Accountants